Exhibit 23.1

KPMG LLP Mission Towers I Suite 600 3975 Freedom Circle Drive Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2024, with respect to the consolidated financial statements of Rimini Street, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Santa Clara, California

February 28, 2024